                                                            Exhibit 11.1
                             AMERICAN STORES COMPANY
                        Calculation of Earnings Per Share
                                   (unaudited)
                      (In thousands, except per share data)


                                                                  Thirteen Weeks Ended

                                                             May 4,                 April 29,
                                                              1996                    1995
Primary Earnings Per Share

Primary earnings applicable to shareholders                  $ 64,240                  $ 53,883

Primary earnings per share                                      $0.44                     $0.37

Average shares outstanding                                    146,326                   146,181


Fully Diluted Earnings Per Share

Fully diluted earnings applicable to shareholders            $ 64,240                  $ 53,883

Fully diluted earnings per share                                $0.44  (1)                $0.37 (1)

Fully diluted average shares outstanding                      146,847                   146,742


Calculation of Fully Diluted Average Shares Outstanding

Effect of assumed exercise of stock options:

Proceeds from assumed exercise                               $ 41,190                  $ 27,952

Shares under options outstanding                                1,779                     1,652
Shares assumed acquired with proceeds
  under the treasury stock method                              (1,258)                   (1,091)
Incremental shares due to assumed
  exercise of stock options                                       521                       561

Fully diluted average shares outstanding:

Average shares outstanding                                    146,326                   146,181
Assumed exercise of stock options                                 521                       561
Assumed conversion of debentures                                    0                         0

      Total                                                   146,847                   146,742

(1)        Dilution is less than 3%.